Exhibit 99.5
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(Dollar amounts presented in millions, except share data)
On January 30, 2018, the Company purchased 337,397 shares of Series F Convertible Preferred Stock of CartiHeal (2009) Ltd. (CartiHeal), a privately held entity, for $2,500. On January 22, 2020, the Company made an additional $152 investment in CartiHeal, through a Simple Agreement for Future Equity (SAFE). On July 15, 2020, CartiHeal completed the future equity financing and the Company received 12,825 in Series G-1 Preferred Shares resulting in the SAFE being terminated. In addition, on July 15, 2020, the Company entered into an Option and Equity Purchase Agreement with CartiHeal (Option Agreement). Under the terms of the agreement, the Company purchased 1,014,267 shares of CartiHeal Series G Preferred Shares for $15,000. The CartiHeal investment totaled $16,579, including capitalized transaction costs of $1,427, and the Company’s equity ownership in CartiHeal increased to 10.03% of its fully diluted shares. The investment does not have a readily determinable fair value and is included within investments and other assets on the consolidated balance sheets. Beginning in July 2020, the Company was able to exercise significant influence over CartiHeal but did not have control and as a result the investment was recognized as an equity method investment. Net losses from CartiHeal for the years ended December 31, 2021 and 2020 totaled $1,868 and $467, respectively, which are included in other expense (income) on the consolidated statement of operations and comprehensive income. The CartiHeal investment carrying value was $16,771 and $18,689 as of December 31, 2021 and 2020, respectively.
In August 2021, CartiHeal achieved pivotal clinical trial success, as defined in the Option Agreement, for a CartiHeal product, which provides the Company with an exclusive option to acquire 100% of CartiHeal’s shares (Call Option), and provides CartiHeal with a put option that would require the Company to purchase 100% of CartiHeal’s shares under certain conditions (Put Option). In order to preserve the Company’s Call Option, in accordance with the Option Agreement and upon approval of the BOD, the Company deposited $50,000 into escrow in August 2021 for the potential acquisition of CartiHeal, which is included in restricted cash on the consolidated balance sheet. Consideration for the acquisition of all of the remaining shares of CartiHeal, excluding those the Company already owns, pursuant to the Call Option or Put Option would be $314,895, inclusive of the existing deposit, all of which would be payable at closing, with an additional $134,955 payable upon achievement of certain sales milestones related to Agili-C. Such closing would be subject to customary closing conditions.
On April 4, 2022, Bioventus Inc. (the “Company”) announced that it has exercised its call option to acquire CartiHeal Ltd., excluding the ownership interest already owned by the Company, for approximately $315 million, with an additional approximately $135 million payable contingent upon the achievement of $100 million in trailing twelve month sales. The Company plans to finance the acquisition with additional debt. The Company’s decision to exercise this option follows the U.S. Food and Drug Administration’s March 29, 2022 premarket approval of CartiHeal’s Agili-C™ implant.
The transaction is expected to close during the second fiscal quarter subject to certain customary closing conditions, and the Company plans a limited market release of CartiHeal in the United States during the third quarter of 2022.
On February 16, 2021, the Company closed an Initial Public Offering (IPO) and the net proceeds were used to purchase membership interests from Bioventus LLC (BV LLC). The Company is the sole managing member and owned 72.2% of BV LLC at the date of the IPO, and 79.0% at December 31, 2021. The Company has a majority economic interest, the sole voting interest in, and controls the management of BV LLC. As a result, the Company consolidates the financial results of BV LLC and reports a non-controlling interest representing a 21.0% interest at December 31, 2021 not held by the Company. The amended and restated certificate of incorporation of the Company and the BV LLC agreement requires that the Company and BV LLC, at all times, maintain a one-to-one ratio between the number of shares of Class A common stock issued by the Company and the number of LLC interests the Company. As a result, the Company contributed the Merger Sub II interests owned by the Company to BV LLC. Subsequent to the Misonix Merger and other equity award transactions, the Company owns 79.0% of BV LLC with a noncontrolling interest of 21.0% as of December 31, 2021.
On July 29, 2021, Bioventus Inc. (the Company), entered into an Agreement and Plan of Merger (the Merger Agreement) to acquire Misonix, Inc. (Misonix) in a cash-and-stock transaction (the Misonix Merger). On October 29, 2021, the Company completed the Misonix Merger. Consideration provided to Misonix common stockholders included a right to receive $28.00 per share or 1.6839 shares of fully paid and non-assessable Bioventus Class A common stock. Cash consideration per share was capped at $10.50 per share or $182,800. The remaining portion of consideration was settled in the Company’s Class A common stock. The Company also assumed each outstanding and non-exercised option held by each Misonix employee to purchase shares of Misonix common stock, which were converted into options for Company Class A common stock. All outstanding options to purchase Misonix common stock were cancelled and terminated without any payment and no fractional shares were issued in connection with the Misonix Merger and the Company paid cash to any such fractional shares. The Company also settled in cash any outstanding and non-exercised option for non-employee Misonix option holders.

The unaudited pro forma condensed combined financial information (“Unaudited Pro Forma Financial Information”) has been prepared to illustrate the estimated effects of the Misonix Merger and the financing arrangements necessary to complete the CartiHeal acquisition (together, the Pro Forma Transactions). The unaudited pro forma condensed combined statements of operations for the fiscal year ended December 31, 2021 has been prepared utilizing period ends that differ by more than 93 days, as permitted by Regulation S-X, as the Company’s year end is December 31 and Misonix’s year end is June 30. The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under U.S. generally accepted accounting principles (U.S. GAAP). Under the acquisition method, the assets and liabilities of Misonix are generally recorded by Bioventus at their respective fair values as of the date the acquisition was completed based upon preliminary valuation using information known and knowable as of the date of this filing. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 give effect to Bioventus’ results of operations as if the acquisition had occurred on January 1, 2021.
The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2021 has been derived from and should be read in conjunction with the historical audited consolidated financial statements of Bioventus contained in its Annual Report on Form 10-K for the year ended December 31, 2021 and the historical audited consolidated financial statements of Misonix contained in its Annual Report on Form 10-K for the year ended December 31, 2021, as well as the historical condensed consolidated financial statements of Misonix contained in its Form 10-Q for the period ended March 31, 2021.
The Unaudited Pro Forma Financial Information has been prepared for illustrative purposes only and is not necessarily indicative of the consolidated results of operations that would have been realized had the Pro Forma Transactions occurred as of the date indicated, nor is it meant to be indicative of any future results of operations that the Company will experience. The unaudited pro forma condensed combined statements of operations are based on currently available data and assumptions that the Company believes are reasonable. In addition, the accompanying unaudited pro forma condensed combined statement of operations does not include any expected cost savings, operating synergies, or revenue enhancements, which may be realized subsequent to the acquisition. No material transactions existed between the Company and Misonix during the pro forma periods.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2021

	Historical
	Bioventus	Misonix
	Year ended December 31, 2021	Three Months Ended March 31, 2021	Three Months Ended June 30, 2021	Three Months Ended September 30, 2021	October 1, 2021 to October 29, 2021	Reclassification Adjustments (Note 2)	Financing Adjustments (Note 3)	Misonix Merger Adjustments, Income Taxes & NCI (Note 4)	Pro Forma Combined for the Year Ended December 31, 2021
Net sales	$430,898	$18,347	$19,685	$20,206	$6,536	$—	$—	$—	$495,672
Cost of sales	128,192	5,403	5,610	5,953	2,001	3,590	—	10,880	161,629
Gross profit	302,706	12,944	14,075	14,253	4,535	(3,590)	—	(10,880)	334,043
Selling, general and administrative expense	254,253	—	—	—	—	70,589	(1,893)	(17,422)	305,527
Selling expense	—	10,891	11,803	12,403	7,804	(42,901)	—	—	—
General and administrative expense	—	3,631	4,553	7,054	18,678	(33,916)	—	—	—
Research and development expense	19,039	1,317	1,494	1,151	703	(18)	—	(670)	23,016
Restructuring costs	2,487	—	—	—	—	—	—	—	2,487
Change in fair value of contingent consideration	829	—	—	—	—	—	—	—	829
Depreciation and amortization	8,363	—	—	—	—	2,656	—	660	11,679
Impairment of variable interest entity assets	5,674	—	—	—	—	—	—	—	5,674
Operating (loss) income	12,061	(2,895)	(3,775)	(6,355)	(22,650)	—	1,893	6,552	(15,169)
Interest expense	1,112	866	870	872	1,033	—	43,012	—	47,765
Other expense (income)	3,329	(5)	(304)	83	(1)	—	—	—	3,102
Other expense (income)	4,441	861	566	955	1,032	—	43,012	—	50,867
(Loss) income before income taxes	7,620	(3,756)	(4,341)	(7,310)	(23,682)	—	(41,119)	6,552	(66,036)
Income tax (benefit) expense	(1,966)	—	132	—	—	—	—	(11,260)	(13,094)
Net (loss) income	9,586	(3,756)	(4,473)	(7,310)	(23,682)	—	(41,119)	17,812	(52,942)
Loss attributable to noncontrolling interest	9,789	—	—	—	—	—	—	14,600	24,389
Net (loss) income attributable to Bioventus Inc.	$19,375	$(3,756)	$(4,473)	$(7,310)	$(23,682)	$—	$(41,119)	$32,412	$(28,553)

Earnings per share of Class A common stock(1):
Basic and diluted	$(0.15)								$(0.52)

Weighted-average shares of Class A common stock outstanding(1):
Basic and diluted	45,472,483								54,792,241

Notes to the Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations
(Amounts in thousands except share amounts)
Note 1. Basis of Presentation
Financial statements of Bioventus issued after the completion of the mergers may be different than the estimated values included in this Unaudited Pro Forma Financial Information. The financial statements of Bioventus issued after the completion of the mergers will not be retroactively restated to reflect the historical financial position or results of operations of Misonix.
The Unaudited Pro Forma Statement of Operations for the year ended December 31, 2021 gives effect to the Pro Forma Transactions as if they occurred on January 1, 2021. The Company performed a preliminary analysis of Misonix’s accounting policies during the preparation of the Unaudited Pro Forma Statement of Operation and is not aware of any material differences, other than those shown in Note 2. The Company will continue to review Misonix’s accounting policies in order to determine if differences require adjustment or reclassification of Misonix’s results of operations or reclassification of assets or liabilities to conform to the Company’s accounting polices and classifications. The Company’s subsequent reviews may identify differences that, when adjusted or reclassified, could have a material impact on this Unaudited Pro Forma Financial Information.
Note 2. Accounting Policies and Reclassification Adjustments
The accounting policies used in the preparation of this Unaudited Pro Forma Financial Information are those discussed in the Company’s 2021 Annual Report on Form 10-K. The Company has determined that no significant adjustments are necessary to conform Misonix’s financial statements to the accounting policies used by the Company in the preparation of the Unaudited Pro Forma Financial Information. The reclassification adjustments presented in the Unaudited Pro Forma Financial Information relate to: (1) aggregating financial statement line items, (2) reclassifying Misonix’s wound shipping expenses to cost of sales, and (3) reclassifying certain depreciation and amortization from Selling expense and Research and development expense to Depreciation and amortization.
Note 3. Financing Adjustments
In order to finance the CartiHeal acquisition expected to take place during the second quarter of 2021, the Company launched a bond offering on April 25, 2021 for $415 million aggregate principal amount of Senior Notes due 2027. Proceeds from the offering will be used as follows:

Remaining CartiHeal consideration	$265,000
Partial repayment of Term Loan Facility	127,900
Repayment of Revolving Credit Facility	15,000
Estimated fees and expenses	7,100
$415,000
The following adjustments gives effect to interest expense as if the bond offering had occurred on January 1, 2021:

Remove historical Bioventus Inc. interest expense	$(5,552)
Remove historical Misonix, Inc. interest expense	(2,878)
Remove loss on historical debt retirement and modification	(2,162)
Add interest on Term Loan due 2026	7,207
Add estimated interest on Senior Notes due 2027	39,578
Add amortization of debt issuance costs and third party fees	4,926
$41,119

Note 4. Misonix Merger Adjustments, Income Taxes and Noncontrolling Interest Adjustments
A summary of merger adjustments, income taxes and noncontrolling interest adjustments are as follows:

	Misonix Merger Adjustments		Impact of the Pro Forma Transactions on Income Taxes and Noncontrolling Interest		Misonix Merger Adjustments, Income Taxes and Noncontrolling Interest Adjustments
Net sales	$—		$—		$—
Cost of sales	10,880	(a)(c)	—		10,880
Gross profit	(10,880)		—		(10,880)
Selling, general and administrative expense	(17,422)	(a)(b)(c)	—		(17,422)
Research and development expense	(670)	(a)(c)	—		(670)
Restructuring costs	—		—		—
Change in fair value of contingent consideration	—		—		—
Depreciation and amortization	660	(a)	—		660
Impairment of variable interest entity assets	—		—		—
Operating (loss) income	6,552		—		6,552
Interest (income) expense	—		—		—
Other expense (income)	—		—		—
Other expense (income)	—		—		—
(Loss) income before income taxes	6,552		—		6,552
Income tax (benefit) expense	—		(11,260)	(d)	(11,260)
Net (loss) income	6,552		11,260		17,812
Loss attributable to noncontrolling interest	—		14,600	(e)	14,600
Net (loss) income attributable to Bioventus Inc.	$6,552		$25,860		$32,412
Merger Related Adjustments
The unaudited pro forma condensed combined financial statements reflect the following adjustments related to the Misonix Merger:
(a)Relates to: i) the fair value adjustment to acquired inventory, which is recognized in cost of sales and for the purpose of this pro forma financial statement is assumed to occur within the first year of the Misonix Merger and ii) the increase to historical Misonix amortization expense due to the fair market value adjustment to intangible assets as a result of the Purchase Accounting. The estimated fair value was determined using an income approach, a valuation technique that estimates the fair value of an asset based on market participant expectations of the cash flows that an asset would generate over its remaining useful life.

Inventory step-up and intangible amortization	Pro Forma Twelve Months Ended December 31, 2021
Cost of sales
Remove the inventory fair value step-up	$(2,804)
Remove historical intangible amortization	(1,344)
Add full year inventory fair value step-up	8,411
Add increase to Misonix amortization expense due to fair value adjustment	6,675
Total adjustment to cost of sales	$10,938

Selling, general and administrative
Remove historical Misonix intangible amortization	$(1,242)
Add increase to Misonix amortization expense due to fair value adjustment	8,066
Total adjustment to selling, general and administrative	$6,824

Research and development
Remove historical Misonix intangible amortization	$(123)
Total adjustment to research and development	$(123)

Depreciation and amortization
Remove historical Misonix intangible amortization	$(132)
Add increase to Misonix amortization expense due to fair value adjustment	792
Total adjustment to depreciation and amortization	$660
(b)Removal of $12,908 in transaction costs from the Misonix historical financial statements associated with the Misonix Merger.
(c)Removal of historical Misonix share-based compensation expense that would have fully vested prior to the acquisition.

Share-based compensation	Pro Forma Twelve Months Ended December 31, 2021
Cost of sales	$(58)
Selling, general and administrative expense	(11,338)
Research and development expenses	(547)
Total adjustment for share-based compensation expense	(11,943)
Impact of Merger Related Adjustments to Income Taxes and Noncontrolling Interest
(d)Tax expense was adjusted to record the income tax impacts of the Pro Forma Transactions using an estimated tax rate of 25.1% and a non-controlling interest of 21%, which reflects the ownership percentage after the Misonix acquisition. This rate does not reflect the combined company’s effective tax rate, which includes other items and may be significantly different than the rates assumed for purposes of preparing this statement.
(e)As described in the Company’s 2021 Annual Report on Form 10-K, following the completion of the IPO and other transactions on February 16, 2021, the Company owned 72.2% of Bioventus LLC, a wholly-owned subsidiary of the Company, with a noncontrolling interest of 27.8%. The Bioventus LLC Agreement requires that the Company, at all times, maintain a one-to-one ratio between the number of shares of Bioventus Class A common stock issued and LLC interests owned by the Company. As a result, the issuance of Bioventus Class A common stock in connection with the Misonix Merger will decrease the noncontrolling interest.

The computation of the noncontrolling interest before and after the Misonix Merger are as follows:

	Before		After
Noncontrolling interest ownership	Units	Percentage	Units	Percentage
BV LLC interest held by Bioventus Inc.	$41,062,652	72.2%	$59,385,636	79.0%
BV LLC noncontrolling interest	15,786,737	27.8	15,786,737	21.0
	$56,849,389	100.0%	$75,172,373	100.0%

5. Combined Company Earnings Per Share Information
The unaudited pro forma condensed combined financial statements reflect the following adjustments related to the mergers:

Pro Forma Twelve Months Ended December 31, 2021
Numerator for basic and diluted earnings per share calculation:
Pro forma net loss	$(52,942)
Pro forma loss attributable to noncontrolling interest	24,389
Pro forma net loss attributable to the combined company	$(28,553)

Denominator for basic and diluted earnings per share calculation:
Weighted-average Bioventus Inc.'s outstanding common stock	54,792,241
Common Stock issued in connection with the Misonix Merger	—
Pro forma weighted average shares (basic and diluted)	54,792,241

Pro forma net loss per share - basic and diluted	$(0.52)
Shares of Bioventus Inc. Class B common stock do not share in the losses of the Company and are therefore not participating securities. As such, separate presentation of basic and diluted losses per share of Class B common stock under the two-class method is not presented.
The potential shares of Bioventus common stock that were excluded from the computation of diluted net less per share attributable to combined company common stockholders for the periods presented, because including them would have been anti-dilutive were as follows for the year ended December 31, 2021:

BV LLC noncontrolling interest	15,786,737
Stock options	5,373,442
Restricted stock units	966,673
Unvested shares of Class A common stock	30,056
Total	22,156,908